Exhibit 99.1

Contact:

Name:  Philip Lembo or John Gavin

Phone:  (781) 441-8338

For Immediate Release                                                                                       July 24, 2008

NSTAR Reports Second Quarter Results for 2008

Boston, MA -- NSTAR (NYSE: NST) today reported earnings of $50.4 million, or $0.47 per common share, for the second quarter of 2008, compared to $50.1 million, or $0.47 per share reported for the same period in 2007.

Chairman, President and Chief Executive Officer Thomas J. May said, “We are on track for another positive year—delivering superior service to customers and achieving excellent financial results for our shareholders.”

May added, “Recently, the Governor signed new energy legislation into law that places significant importance on developing renewable energy resources and energy efficiency programs in Massachusetts.  Our NSTAR Green program and our longstanding commitment to energy efficiency programs are consistent with the new legislation.  Our award-winning energy savings programs are integral parts of our efforts to lower energy costs for customers and reduce reliance on fossil fuels.”

May continued, “Just last week, the Massachusetts Department of Public Utilities issued a rate decision that will begin the process of decoupling electric and natural gas rates from sales volume.   Decoupling will allow utility companies to carry out the provisions of the new energy legislation while at the same time allow utilities to collect an adequate level of revenues to maintain the quality and reliability of electric and gas service.   The Department ruled that existing rate plans can continue until the end of their term and utilities can recover lost base revenues and incentives from incremental energy efficiency spending.”

Factors that impacted earnings for the quarter included an increase in transmission revenues, higher electric distribution revenues, and lower interest costs. NSTAR experienced a 0.2% increase in electric sales for the quarter.  Fully offsetting these positive items were increases in operations and maintenance costs, depreciation and property taxes, and lower gas sales.

The company also reported diluted earnings of $1.02 per share for the six-month period ended June 30, 2008, compared to $0.91 per share for the same six-month period last year.  Factors that drove results for the first half of the year included higher electric distribution and transmission revenues, higher earnings from unregulated businesses and lower interest costs. Partially offsetting these positive items were higher operations and maintenance costs, higher depreciation and property taxes, and lower gas sales.  Year-to-date electric sales were up 0.7% while sales of natural gas were down 3.4%.

NSTAR also reaffirms its 2008 earnings guidance of between $2.16 per share and $2.26 per share.

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Comparative unaudited results for the three, six and twelve-month periods were as follows:

Financial Data (in thousands, except per share data)

Three months ended June 30:	2008	2007	% Change
Operating revenues	$743,715	$725,135	2.6%
Net income	$50,369	$50,100	0.5%
Earnings per basic and diluted share	$0.47	$0.47	-%
Weighted average number of shares:
Basic	106,808	106,808	-%
Diluted	107,038	107,148	(0.1)%
Dividends paid per common share	$0.35	$0.325	7.7%

Six months ended June 30:	2008	2007	% Change
Operating revenues	$1,639,296	$1,709,513	(4.1)%
Net income	$109,605	$97,920	11.9%
Earnings per share:
Basic	$1.03	$0.92	12.0%
Diluted	$1.02	$0.91	12.1%
Weighted average number of shares:
Basic	106,808	106,808	-%
Diluted	107,024	107,153	(0.1)%
Dividends paid per common share	$0.70	$0.65	7.7%

Twelve months ended June 30:	2008	2007	% Change
Operating revenues	$3,191,567	$3,467,859	(8.0)%
Net income	$233,200	$214,981	8.5%
Earnings per basic and diluted share	$2.18	$2.01	8.5%
Weighted average number of shares:
Basic	106,808	106,808	-%
Diluted	107,060	107,191	(0.1)%
Dividends paid per common share	$1.35	$1.255	7.6%

More detailed financial information will be provided in NSTAR’s Quarterly Report on Form 10-Q that is expected to be filed with the Securities and Exchange Commission on August 1, 2008.

Second Quarter Conference Call

NSTAR is holding a conference call to discuss its second quarter results on Friday, July 25, 2008 at 9:00 a.m. (Eastern Time).  The call is being webcast and can be accessed on NSTAR’s corporate website—www.nstar.com—by clicking on “Investor Relations” and then selecting the webcast icon.  A replay of the call will be archived on NSTAR’s corporate website in the Investor Relations section under “Webcast Archives.”

Forward-Looking Statements

This earnings release may contain forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These statements are based on the current expectations, estimates or projections of management, and are not guarantees of future performance.  Actual results could differ materially from these statements.

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Examples of some important factors that could cause our actual results or outcomes to differ materially from those discussed in the forward-looking statements include, but are not limited to, the following: weather conditions; future economic conditions in the regional and national markets; prices and availability of operating supplies; prevailing governmental policies and regulatory actions (including those of the Massachusetts Department of Public Utilities and the Federal Energy Regulatory Commission) with respect to allowed rates of return, rate structure, continued recovery of regulatory assets and energy costs, financings, municipalization acquisition and disposition of assets, operation and construction of facilities, changes in tax laws and policies and changes in, and compliance with, environmental and safety laws and policies; new governmental regulations or changes to existing regulations that impose additional operating requirements or liabilities; changes in specific hazardous waste site conditions and the specific cleanup technology; changes in available information and circumstances regarding legal issues and the resulting impact on our estimated litigation costs; the impact of conservation measures and self-generation by our customers; the impact of service quality performance measures; and the impact of terrorist acts.

Any forward-looking statement speaks only as of the date of this earnings release, and NSTAR undertakes no obligation to publicly update forward-looking statements.  Other factors in addition to those listed here could also adversely affect NSTAR.  You are advised, however, to consult any further disclosures we make on related subjects in our reports to the Securities and Exchange Commission.

Profile

NSTAR, headquartered in Boston, is an energy delivery company with revenues of approximately $3.2 billion and assets of $7.7 billion that serves 1.4 million customers in Massachusetts, including approximately 1.1 million electric distribution customers in 81 communities and 300,000 natural gas distribution customers in 51 communities.  NSTAR also conducts non-utility, unregulated operations.  For more information, go to www.nstar.com.

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